UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report December 8, 2005

Commission			IRS Employer
File		State of	Identification
Number	Registrant	Incorporation	Number

1-7810	Energen Corporation	Alabama	63-0757759
2-38960	Alabama Gas Corporation	Alabama	63-0022000

605 Richard Arrington Jr. Boulevard North Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip Code)

(205) 326-2700 (Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On Wednesday, December 7, 2005, Alabama Gas Corporation (Alagasco) consented to a request by the Alabama Public Service Commission (APSC) that the utility maintain its rates through March 31, 2006, at levels no higher than those now in place.

Citing concerns over the potential negative impact on customers from the high natural gas prices being experienced across the country, the APSC on Tuesday, December 6, 2005, asked Alagasco and the other major natural gas utility under its jurisdiction to refrain from enacting any additional rate increases through the winter heating season (March 31, 2006).

Alagasco's rates, which were last revised effective December 1, 2005, consist of those established by the Rate Stabilization and Equalization (RSE) rate-setting methodology as well as those established under the Gas Supply Adjustment rider (GSA). Under RSE, Alagasco has the opportunity to earn a return on average equity at the end of its rate-year (September 30) between 13.15% and 13.65%. The GSA rider is designed to capture the Company's cost of natural gas and provides for a pass-through of gas cost fluctuations to customers without markup; the cost of gas includes the commodity cost, pipeline capacity, transportation and fuel costs, and risk management gains and losses.

For the 2005-2006 winter heating season (November 2005-March 2006), Alagasco has hedged all of its estimated, weather-normalized, core-market gas supply purchases. The Company's effort to minimize commodity price volatility through hedging is reflected in Alagasco's current rates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGEN CORPORATION ALABAMA GAS CORPORATION

December 8, 2005	By /s/ G. C. Ketcham

G. C. Ketcham Executive Vice President, Chief Financial Officer and Treasurer of Energen Corporation and Alabama Gas Corporation